Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hyatt Hotels Corporation of our reports dated February 25, 2025, relating to the financial statements of Playa Hotels & Resorts N.V. and the effectiveness of Playa Hotels & Resorts N.V.'s internal control over financial reporting, appearing in the Current Report on Form 8-K of Hyatt Hotels Corporation filed on March 17, 2025.

/s/ Deloitte & Touche LLP

McLean, VA

June 11, 2025